                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                           JULY 7, 2003 (JULY 2, 2003)


                                 ZIX CORPORATION
                                 ---------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         TEXAS                        0-17995                    75-2216818
         -----                        -------                    ----------

    (STATE OR OTHER               (COMMISSION FILE             (IRS EMPLOYER
    JURISDICTION OF                   NUMBER)                IDENTIFICATION NO.)
    INCORPORATION)

                            2711 NORTH HASKELL AVENUE
                                SUITE 2300, LB 36
                            DALLAS, TEXAS 75204-2960
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (214) 370-2000




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ITEM 5. OTHER EVENTS.

         Zix Corporation ("ZixCorp") and Entrust, Inc. ("Entrust") have mutually agreed to terminate the Marketing and Distribution Agreement (the "Marketing Agreement"), dated November 6, 2000, between Entrust and ZixCorp. In connection with the termination of the Marketing Agreement, Entrust has paid ZixCorp $700,000 in lieu of future minimum guaranteed payments. The parties determined that the agreement, as structured, no longer served their respective business interests. The parties are now free to assess a business relationship more appropriate to the companies' current business strategy, market presence and product offerings.

         Under the Marketing Agreement, Entrust, a significant customer, was to enable its secure email product, Entrust/Express(TM), to route messages through ZixCorp's ZixMessage Center(TM) (formerly known as ZixMail.net(TM)) secure messaging portal. The Marketing Agreement required Entrust to pay to ZixCorp specified payments, including certain minimum guaranteed payments. Entrust had paid to ZixCorp minimum guaranteed payments of $500,000 in January 2002 and $1,000,000 in January 2003 and was to have paid $1,250,000 in January 2004 and $1,500,000 in January 2005. ZixCorp was recognizing the revenues under the Marketing Agreement ratably over the maximum service period, ending December 2005. Revenues for the second quarter of 2003 will include approximately $234,000, as in recent prior quarters, resulting from the pro-rata recognition of the original future minimum guaranteed payments. As a result of the termination of this contract, revenues for the third quarter of 2003 will include approximately $296,000, which represents the final revenues to be recognized under this contract.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        ZIX CORPORATION



Date: July 7, 2003                  By: /s/ Steve M. York
                                        ----------------------------------------
                                            Steve M. York
                                            Senior Vice President, Chief
                                            Financial Officer and Treasurer


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